Term sheet No. 1404B/A†
To underlying supplement No. 1 dated September 29, 2009,
product supplement B dated March 1, 2011,
prospectus supplement dated September 29, 2009
and prospectus dated September 29, 2009
Registration Statement No. 333-162195 Dated December 15, 2011; Rule 433
Deutsche Bank AG, London Branch
$    Contingent Fixed Payment Securities Linked to the Lesser Performing of the S&P 500® Index and the Russell 2000® Index due March 1*, 2013
General
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The securities are designed for investors who seek a return linked to the lesser performance of the S&P 500® Index and the Russell 2000® Index (each, an “Underlying”). The securities do not pay coupons or dividends and investors should be willing to lose a significant portion or all of their initial investment if the Final Level of either Underlying decreases more than 40.00% from its Initial Level. If the Final Levels of both Underlyings are equal to or greater than 60.00% of their respective Initial Levels, investors will be entitled to receive at maturity the Face Amount of the securities plus a fixed payment of between $83.00 and $108.00 (to be determined on the Trade Date) per $1,000 Face Amount of securities. Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch due March 1*, 2013.
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities are expected to price on or about December 23*, 2011 (the “Trade Date”) and are expected to settle on or about December 30*, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlyings:		Ticker Symbol	Initial Level††	Threshold Level††
	S&P 500® Index	SPX		60.00% of the Initial Level
	Russell 2000® Index	RTY		60.00% of the Initial Level
†† The exact Initial Levels and Threshold Levels will be set on the Trade Date.
Issue Price:	100% of the Face Amount
Payment at Maturity:
If a Knock-Out Event does not occur, you will be entitled to receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount plus the Face Amount multiplied by the Fixed Payment Percentage.
The maximum Payment at Maturity will equal between $1,083.00 and $1,108.00 (to be determined on the Trade Date) per $1,000 Face Amount of securities.
If a Knock-Out Event occurs, you will be entitled to receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount plus the Face Amount multiplied by the Underlying Return of the Laggard Underlying.
Under these circumstances, you will lose 1.00% of the Face Amount for every 1.00% that the Final Level of the Laggard Underlying is less than its Initial Level. Accordingly, you could lose a significant portion or all of your initial investment.
Any Payment at Maturity is subject to the credit of the Issuer.

Knock-Out Event:	A Knock-Out Event will occur if the Final Level of either Underlying is less than its applicable Threshold Level.
Laggard Underlying:
The Underlying with the lower Underlying Return on the Final Valuation Date.  If the calculation agent determines that the two Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either of the Underlyings as the Laggard Underlying.

Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
Final Level – Initial Level Initial Level
Threshold Level:	For each Underlying, 60.00% of the Initial Level
Fixed Payment Percentage:	8.30% - 10.80% or $83.00 - $108.00 per $1,000 Face Amount of securities (to be determined on the Trade Date)
(Key Terms continued on next page)
†This amended and restated term sheet amends and restates term sheet No. 1404B in its entirety. We refer to this amended and restated term sheet as “term sheet.”
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 5 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$15.00	$985.00
Total	$	$	$
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.  The securities will be sold with underwriting discounts and commissions in an amount not to exceed $15.00 per $1,000.00 securities.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

December 15, 2011

(Key Terms continued from previous page)

Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date
Final Level:	For each Underlying, the closing level of such Underlying on the Final Valuation Date
Trade Date:	December 23*, 2011
Settlement Date:	December 30*, 2011
Final Valuation Date†††:	February 22*, 2013
Maturity Date†††:	March 1*, 2013
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A1FK2
ISIN:	US2515A1FK26
* Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
††† Subject to postponement in the event of a market disruption event as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement B dated March 1, 2011, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

Product supplement B dated March 1, 2011:
http://www.sec.gov/Archives/edgar/data/1159508/000119312511052380/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity Assuming a Range of Performance for the Laggard Underlying?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of securities for a hypothetical range of performance for the Laggard Underlying.  The hypothetical Payments at Maturity set forth below assume a Fixed Payment Percentage of 9.55%, an Initial Level of 1,000.00 and a Threshold Level of 600.00 for the Laggard Underlying. The actual Initial Level and Threshold Level for each Underlying and the Fixed Payment Percentage will be determined on the Trade Date. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

We make no representation or warranty as to which of the Underlyings will be the Laggard Underlying for the purposes of calculating the payment on the Maturity Date.  The Laggard Underlying may not be the only Underlying that caused the Knock-Out Event.

Hypothetical Final Level of the Laggard Underlying	Hypothetical Underlying Return of Laggard Underlying	Hypothetical Return on the Securities at Maturity	Payment at Maturity
2,000.00	100.00%	9.55%	$1,095.50
1,900.00	90.00%	9.55%	$1,095.50
1,800.00	80.00%	9.55%	$1,095.50
1,700.00	70.00%	9.55%	$1,095.50
1,600.00	60.00%	9.55%	$1,095.50
1,500.00	50.00%	9.55%	$1,095.50
1,400.00	40.00%	9.55%	$1,095.50
1,300.00	30.00%	9.55%	$1,095.50
1,200.00	20.00%	9.55%	$1,095.50
1,100.00	10.00%	9.55%	$1,095.50
1,050.00	5.00%	9.55%	$1,095.50
1,000.00	0.00%	9.55%	$1,095.50
950.00	-5.00%	9.55%	$1,095.50
900.00	-10.00%	9.55%	$1,095.50
800.00	-20.00%	9.55%	$1,095.50
700.00	-30.00%	9.55%	$1,095.50
600.00	-40.00%	9.55%	$1,095.50
500.00	-50.00%	-50.00%	$500.00
400.00	-60.00%	-60.00%	$400.00
300.00	-70.00%	-70.00%	$300.00
200.00	-80.00%	-80.00%	$200.00
100.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The Final Levels of both Underlyings are greater than their respective Threshold Levels, and the level of the Laggard Underlying increases 20.00% from its Initial Level of 1,000.00 to a Final Level of 1,200.00. Because the Final Levels of both Underlyings are greater than their respective Threshold Levels, a Knock-Out Event does not occur. As a result, the investor will receive a return equal to the Fixed Payment Percentage, calculated as follows:

$1,000.00 + ($1,000 x 9.55%) = $1,095.50

In this example, even though the Underlying Return of the Laggard Underlying is greater than the hypothetical Fixed Payment Percentage, the Payment at Maturity will be limited to the maximum payment of $1,095.50 per $1,000 Face Amount of securities.

Example 2: The Final Levels of both Underlyings are greater than their respective Threshold Levels, and the level of the Laggard Underlying decreases 10.00% from its Initial Level of 1,000.00 to a Final Level of 900.00. Because the Final Levels of both Underlyings are greater than their respective Threshold Levels, a Knock-Out Event does not occur. As a result, the investor will receive a return equal to the Fixed Payment Percentage, calculated as follows:

$1,000.00 + ($1,000 x 9.55%) = $1,095.50

In this example, even though the Final Level of the Laggard Underlying is less than its Initial Level, the Payment at Maturity will still be the maximum payment of $1,095.50 per $1,000 Face Amount of securities.

Example 3: The level of the Laggard Underlying decreases 50.00% from its Initial Level of 1,000.00 to a Final Level of 500.00, while the level of the other Underlying increases above its Initial Level. Because the Final Level of the Laggard Underlying is less than its Threshold Level of 600.00, a Knock-Out Event occurs. As a result, the investor will receive $500.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + ($1,000 x -50.00%) = $500.00

In this example, even though the Final Level of the other Underlying is greater than its Initial Level, the investor will still lose 1.00% of the Face Amount for every 1.00% that the Final Level of the Laggard Underlying is less than its Initial Level.

Example 4: The Final Levels of both Underlyings are less than their respective Threshold Levels, and the level of the Laggard Underlying decreases 60.00% from its Initial Level of 1,000.00 to a Final Level of 400.00. Because the Final Level of the Laggard Underlying is less than its Threshold Level of 600.00, a Knock-Out Event occurs. As a result, the investor will receive $400.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000.00 + ($1,000 x -60.00%) = $400.00

In this example, because a Knock-Out Event occurs, the investor will lose 1.00% of the Face Amount for every 1.00% that the Final Level of the Laggard Underlying is less than its Initial Level.

Selected Purchase Considerations

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APPRECIATION POTENTIAL IS FIXED AND LIMITED — Your appreciation potential will be limited to the Fixed Payment Percentage of between 8.30% and 10.80%, resulting in a maximum Payment at Maturity of between $1,083.00 and $1,108.00 per $1,000 Face Amount of securities. The actual Fixed Payment Percentage will be determined on the Trade Date. If the Final Level of either Underlying is less than its applicable Threshold Level, a Knock-Out Event will have occurred. If a Knock-Out Event occurs, you will lose 1.00% of the Face Amount for every 1.00% the Final Level of the Laggard Underlying is less than the Initial Level. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE LESSER PERFORMANCE OF TWO UNDERLYINGS — The securities are linked to the lesser performance of the S&P 500® Index and the Russell 2000® Index, and if a Knock-Out Event occurs, the payment you receive at maturity will be determined solely by reference to the Laggard Underlying.

S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. This is just a summary of the S&P 500® Index. For more information on the S&P 500® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The S&P Indices – The S&P 500® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The Russell 2000® Index measures the composite price performance of stocks of approximately 2,000 companies domiciled in the U.S. and its territories and consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index represents approximately 10% of the total market capitalization of the Russell 3000® Index. This is just a summary of the Russell 2000® Index. For more information on the Russell 2000® Index, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “The Russell Indices – Russell 2000® Index” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange, and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who own “debt or equity interests” in a foreign financial institution (which we are) that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings or in any of the components underlying the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not pay coupons or dividends and do not guarantee any return of your investment.  The return on the securities at maturity is linked to the lesser performance of two Underlyings.  If the Final Level of either Underlying is less than its applicable Threshold Level, a Knock-Out Event will have occurred. If a Knock-Out Event occurs, you will lose 1.00% of the Face Amount for every 1.00% the Final Level of the Laggard Underlying is less than the Initial Level. Accordingly, you could lose a significant portion or all of your initial investment in the securities.

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YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE FIXED PAYMENT PERCENTAGE — If a Knock-Out Event does not occur, for each $1,000 Face Amount of securities, you will receive at maturity $1,000 plus the product of $1,000 and the Fixed Payment Percentage of between 8.30% and 10.80% (to be determined on the Trade Date), regardless of the appreciation in either Underlying above the Fixed Payment Percentage, which may be significant. Accordingly, the maximum Payment at Maturity will be between $1,083.00 and $1,108.00 (to be determined on the Trade Date) for every $1,000 Face Amount of securities. You will receive a return reflecting the Fixed Payment Percentage only if the Final Levels of both Underlyings are equal to or greater than their respective Threshold Levels. If the Final Level of either Underlying is less than its Threshold Level, you could lose a significant portion or all of your initial investment.

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IF A KNOCK-OUT EVENT OCCURS, YOUR PAYMENT AT MATURITY WILL BE DETERMINED SOLELY BY THE LAGGARD UNDERLYING — If a Knock-Out Event occurs, the payment you receive at maturity will be determined solely by reference to the Laggard Underlying.

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YOUR INVESTMENT IS EXPOSED TO A DECLINE IN THE LEVEL OF EACH UNDERLYING — Your return on the securities, if any, and Payment at Maturity are not linked to a basket consisting of the Underlyings. Rather, the Payment at Maturity will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be exposed equally to the risks related to each of the Underlyings. Poor performance by either of the Underlyings over the term of the securities may negatively affect your Payment at Maturity and will not be offset or mitigated by a positive performance by the other Underlying.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks underlying the Underlyings would have.

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CREDIT OF THE ISSUER — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

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ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates.  Our hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. Therefore, the value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the Issue Price.  The inclusion of commissions and hedging costs in the original Issue Price will also decrease the price, if any, at which we will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be willing and able to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — In addition to the levels of the Underlyings on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	whether a Knock-Out Event occurs;

•	the expected volatility of the Underlyings;

•	the time remaining to maturity of the securities;

•	the market price of and dividend rate on the component stocks underlying the Underlyings;

•	interest rates and yields in the market generally and in the markets of the component stocks underlying the Underlyings;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Underlyings and any changes to their component stocks;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlyings and make it less likely that you will receive a return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlyings on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE UNDERLYINGS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlyings to which the securities are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG is the Issuer and the calculation agent for the securities. We, as calculation agent for the securities, will maintain some discretion in making decisions relating to the securities, including whether there has been a market disruption event. In the event of any such market disruption event, we may use an alternate method to calculate the closing level of the Underlyings, including the Initial Level and Final Level. While Deutsche Bank AG will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG in these capacities will not affect the value of the securities. Because determinations made by Deutsche Bank AG as the calculation agent for the securities, may affect the Payment at Maturity, potential conflicts of interest may exist between Deutsche Bank AG and you, as a holder of the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the S&P 500® Index and the Russell 2000® Index based on the daily closing levels from December 13, 2006 through December 13, 2011. The closing level of the S&P 500® Index on December 13, 2011 was 1,225.73. The closing level of the Russell 2000® Index on December 13, 2011 was 718.06.  We obtained the historical closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the Underlyings should not be taken as an indication of future performance, and no assurance can be given as to the Final Levels of the Underlyings. We cannot give you assurance that the performance of the Underlyings will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the securities of up to 1.50% or $15.00 per $1,000 Face Amount of securities. DBSI may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 Face Amount of securities to certain other broker dealers.  See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.